Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NextNav Inc. on Form S-1 of our report dated March 23, 2021, except for the effects of the restatement discussed in Notes 2, 3 and 9, as to which the date is May 12, 2021, with respect to our audit of the financial statements of Spartacus Acquisition Corporation as of December 31, 2020 and for the period from August 10, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on October 28, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

November 1, 2021